                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 33-80230 filed on June 15, 1994, No. 333-32569 filed on July 31, 1997 and No.
333-57565 filed on June 24, 1998, each on Form S-8, Amendment No. 2 to No. 33-84658 filed on March 30, 1995, Amendment No. 1 to No. 33-84536 filed on March 30, 1995, Amendment No. 1 to No. 333-24637 filed on April 14, 1997, No. 333-25637 filed on April 22, 1997 and Amendment No. 1 to No. 333-70295 filed on January 8, 1999, each on Form S-3, of Camden Property Trust of our report dated January 26, 1999 (except for Notes 3, 6, 11 and 12 as to which the date is February 23, 1999), appearing in this Annual Report on Form 10-K of Camden Property Trust for the year ended December 31, 1998.



DELOITTE & TOUCHE LLP

Houston, Texas
March 26, 1999